Exhibit 99.1

Ooma Appoints Judi Hand To Its Board of Directors

Sunnyvale, CA – Monday, June 8, 2020 – Ooma, Inc., a smart communications platform for businesses and consumers, today announced the appointment of Judi Hand, an experienced cloud services sales and marketing leader, to its board of directors, effective June 3, 2020.

Hand is executive vice president and chief revenue officer of TTEC Holdings in Englewood, Colorado, a global customer experience technology and services company serving many of the world’s most iconic and disruptive brands, with 48,700 employees on six continents. With more than 25 years of sales and marketing experience, Hand has held senior positions at telecom industry leaders including AT&T, Northwestern Bell, US West and Qwest.

From 2014 to 2017, Hand was an independent board member at Manitoba Telecom Services / Allstream. Hand holds an M.S. degree in management from Stanford University and a B.A. in communications and marketing from the University of Nebraska.

“Judi Hand’s track record in building successful businesses and expertise in cloud services makes her a valuable addition to Ooma’s board of directors,” said Eric Stang, chief executive officer and chairman of the board at Ooma. “Ooma now provides communications services for larger companies through Ooma Office Pro and Ooma Enterprise and Judi’s extensive experience and leadership will help Ooma optimize its strategic focus and sales implementation across all of our business segments.”

“I’m thrilled to join the board of this groundbreaking communications company,” said Judi Hand. “Eric, his leadership team and the board have driven great success and I look forward to bringing my experience in this space to bear in assisting Ooma to reach the next level of growth.”

About Ooma, Inc.

Ooma (NYSE: OOMA) creates powerful connected experiences for businesses and consumers, delivered from its smart cloud-based SaaS platform. For businesses of all sizes, Ooma provides advanced voice and collaboration features that are flexible and scalable. For consumers, Ooma’s residential phone service provides PureVoice HD voice quality, advanced functionality and integration with mobile devices. Ooma’s innovative smart security solution delivers a range of wireless security sensors that make it easy for anyone to protect their home. Learn more at www.ooma.com or www.ooma.ca in Canada.

MEDIA CONTACT:

Mike Langberg at Ooma

press@ooma.com

650-566-6693

INVESTOR CONTACT:

Matt Robison at Ooma

ir@ooma.com

650-300-1480

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